Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
April 29, 2021

CULLEN/FROST REPORTS FIRST QUARTER RESULTS
Board declares second quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported first quarter 2021 results.
Net income available to common shareholders for the first quarter of 2021 was $113.9 million, compared to $47.2 million in the first quarter of 2020. On a per-share basis, net income available to common shareholders for the first quarter of 2021 was $1.77 per diluted common share, compared to $0.75 per diluted common share reported a year earlier. Returns on average assets and average common equity were 1.09 percent and 11.13 percent, respectively, for the first quarter of 2021 compared to 0.57 percent and 4.88 percent, respectively, for the same period a year earlier.

For the first quarter of 2021, net interest income on a taxable-equivalent basis was $263.9 million, down 1.7 percent compared to the same quarter in 2020. Average loans for the first quarter of 2021 increased $2.7 billion, or 17.9 percent, to $17.7 billion, from the $15.0 billion reported for the first quarter a year earlier. Excluding PPP loans, first quarter average loans of $14.9 billion represented a 0.9 percent decrease compared to the first quarter of 2020. Average deposits for the quarter were $35.4 billion, up $8.0 billion, or 29.3 percent, compared to the $27.4 billion reported for last year's first quarter.

“Our first quarter results reflect the continued high level of effort put forth across our company,” said Phil Green, Cullen/Frost Chairman and CEO. “We were ready to respond when the federal government's Paycheck Protection Program restarted early in the quarter, and the hard work our bankers have put into helping customers get PPP loans is showing up in the increased number of customer relationships we've built, as well as in our net promoter scores and overall customer satisfaction levels. Our new locations in Houston are performing above our projections. All of this has positioned us well to respond to increased economic activity as the country emerges from the pandemic.”

Noted financial data for the first quarter of 2021 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the first quarter of 2021 were 13.45 percent, 14.07 percent and 16.07 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $263.9 million, a decrease of 1.7 percent compared to the prior year period. Net interest margin was 2.72 percent for the first quarter of 2021, down 10 basis points compared to the fourth quarter of 2020 net interest margin of 2.82 percent. Net interest margin decreased 84 basis points compared to 3.56 percent in the year-ago period.
•Non-interest income for the first quarter of 2021 totaled $93.2 million, a decrease of $119.7 million, from the $212.9 million reported for the first quarter of 2020. The first quarter of 2020 included $109.0 million in net gains on sales of securities, with $107.1 million of that related to the sale of approximately $500 million in 30-year U.S. Treasury securities. Excluding the total net gain on sale of securities, total non-interest income in the first quarter would have decreased approximately $10.7 million, or 10.3 percent, compared to the first quarter of 2020. Other non-interest income decreased $9.5 million compared to the first quarter of 2020. The primary driver of the decrease in other non-interest income was a $6.0 million gain realized on the sale of certain non-hedge related, short-term put options on U.S. Treasury securities with an aggregate notional amount of $500 million in the first quarter of 2020. Service charges on deposits decreased $2.7 million, or 11.7 percent, compared to the first quarter of 2020, mainly driven by a decrease in overdraft/insufficient funds charges, down $2.9 million. Other charges, commissions and fees decreased $1.1 million, or 11.3 percent, compared to the first quarter of 2020. The decrease was primarily related to a decrease in income from the placement of money market accounts (down $1.2 million), which was impacted by lower average market rates. These decreases were partly offset by increases in each of the following: trust and investment management fees, up $841,000; interchange and card transactions, up $838,000, and insurance commissions and fees, up $828,000 compared to the first quarter of 2020.
•Non-interest expense was $210.1 million for the quarter, down $14.0 million, or 6.3 percent, compared to the $224.2 million reported for the first quarter a year earlier. Other non-interest expense decreased $10.0 million, or 21.3 percent, compared to the first quarter of 2020. The decrease included decreases in advertising/promotions expense, down $3.0 million; travel, meals and entertainment expense, down $2.9 million; professional services expense, down $1.9 million; business development expense, down $1.2 million; and outside computer services expense, down $1.1 million, among other things. The decrease was also partly due to an increase in costs deferred as loan origination costs, up $1.2 million mainly in connection with the high volume of PPP loan originations during the first quarter of 2021. Included in other non-interest expense for the first quarter of 2021 was a $1.5 million contribution to the Frost Bank Charitable Foundation. Total salaries and wages decreased $5.4 million, or 5.4 percent, to $93.5 million, compared to the first quarter of 2020. The decrease was primarily related to an increase in salary costs deferred as loan origination costs, up $3.6 million, also impacted by the high volume of PPP loan originations during the first quarter of 2021. Employee benefits expense decreased by $2.4 million, or 9.5 percent, primarily driven by decreases in certain discretionary benefit plan expenses and expenses related to our defined benefit retirement plan. These decreases were partly offset by technology, furniture and equipment expense, which increased by $2.8 million, or 11.0 percent, compared to the first quarter of 2020. The increase was primarily related to increases in cloud services expense, up $2.2 million, and depreciation of furniture and equipment expense, up $656,000.
•For the first quarter of 2021, the company did not record a credit loss expense related to loans, and had net charge-offs of $1.9 million. This compares with $13.3 million in credit loss expense related to loans and $13.6 million in net charge-offs for the fourth quarter of 2020, and $172.9 million in credit loss expense related to loans and $38.6 million in net charge-offs in the first quarter of 2020. Our credit loss expense related to loans was elevated in the first quarter of 2020 as a result of COVID-19-related business closures and the challenges faced by our energy industry customers given the commodity price declines during that period. The allowance for credit losses on loans as a percentage of total loans was 1.46 percent at March 31, 2021, compared to 1.51 percent at the end of the fourth quarter of 2020 and 1.72 percent at the end of the first quarter of 2020. Excluding PPP loans, which carry a guarantee from the SBA, the allowance for credit losses on loans as a percentage of total loans was 1.77 percent at the end of the first quarter of 2021, compared to 1.75 percent at the end of the fourth quarter of 2020. Non-accrual loans were $51.0 million at the end of the first quarter of 2021, compared to $61.4 million at the end of the fourth quarter of 2020 and $66.7 million at the end of the first quarter of 2020. Credit loss expense related to off-balance-sheet credit exposures was $65,000 in the first quarter of 2021, compared to $2.3 million in the first quarter of 2020.

The Cullen/Frost board declared a second-quarter cash dividend of $0.72 per common share, payable June 15, 2021 to shareholders of record on May 28 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on June 15, 2021, to shareholders of record on May 28 of this year.

Cullen/Frost Bankers, Inc. will host a conference call on Thursday, April 29, 2021, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430 or via webcast on our investor relations website linked below.
Playback of the conference call will be available after 2 p.m. CT on the day of the call until midnight Sunday, May 2, 2021 at 855-859-2056 with Conference ID # of 2745669. The call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.
Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $44.0 billion in assets at March 31, 2021. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Volatility and disruption in national and international financial and commodity markets.
Government intervention in the U.S. financial system.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.
•The soundness of other financial institutions.
•Political instability.
•Impairment of our goodwill or other intangible assets.
•Acts of God or of war or terrorism.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowings and savings habits.
•Changes in the financial performance and/or condition of our borrowers.
•Technological changes.
•The cost and effects of failure, interruption, or breach of security of our systems.
•Acquisitions and integration of acquired businesses.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Changes in our liquidity position.
•Changes in our organization, compensation and benefit plans.
•The impact of the COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Our success at managing the risks involved in the foregoing items.
Further, statements about the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$240,881	$242,246	$243,423	$245,811	$244,521
Net interest income (1)	263,949	265,721	267,041	269,722	268,453
Credit loss expense	63	13,756	20,302	31,975	175,197
Non-interest income:
Trust and investment management fees	35,314	32,270	31,469	31,060	34,473
Service charges on deposit accounts	19,993	20,830	19,812	17,580	22,651
Insurance commissions and fees	17,313	11,704	11,456	10,668	16,485
Interchange and card transaction fees	4,093	3,746	3,503	2,966	3,255
Other charges, commissions and fees	8,304	9,427	8,370	7,663	9,365
Net gain (loss) on securities transactions	—	—	—	—	108,989
Other	8,219	13,360	8,991	7,664	17,697
Total non-interest income	93,236	91,337	83,601	77,601	212,915

Non-interest expense:
Salaries and wages	93,458	104,843	93,323	90,350	98,812
Employee benefits	22,536	15,852	16,074	18,861	24,889
Net occupancy	26,051	26,822	25,466	25,266	25,384
Technology, furniture and equipment	28,016	27,464	26,482	26,046	25,240
Deposit insurance	2,928	2,706	2,372	2,800	2,624
Intangible amortization	202	208	212	241	257
Other	36,951	45,017	38,221	36,115	46,957
Total non-interest expense	210,142	222,912	202,150	199,679	224,163
Income before income taxes	123,912	96,915	104,572	91,758	58,076
Income taxes	7,897	8,645	9,516	(1,314)	3,323
Net income	116,015	88,270	95,056	93,072	54,753
Preferred stock dividends	2,151	—	—	—	2,016
Redemption of preferred stock	—	—	—	—	5,514
Net income available to common shareholders	$113,864	$88,270	$95,056	$93,072	$47,223

PER COMMON SHARE DATA
Earnings per common share - basic	$1.78	$1.39	$1.50	$1.47	$0.75
Earnings per common share - diluted	1.77	1.38	1.50	1.47	0.75
Cash dividends per common share	0.72	0.72	0.71	0.71	0.71
Book value per common share at end of quarter	64.89	65.82	65.07	63.97	61.17

OUTSTANDING COMMON SHARES
Period-end common shares	63,532	63,011	62,782	62,670	62,553
Weighted-average common shares - basic	63,306	62,940	62,727	62,596	62,643
Dilutive effect of stock compensation	510	311	193	205	407
Weighted-average common shares - diluted	63,816	63,251	62,920	62,801	63,050

SELECTED ANNUALIZED RATIOS
Return on average assets	1.09%	0.86%	0.96%	0.99%	0.57%
Return on average common equity	11.13	8.55	9.30	9.60	4.88
Net interest income to average earning assets	2.72	2.82	2.95	3.13	3.56

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$17,684	$17,945	$18,149	$17,550	$14,995
Earning assets	39,804	38,262	36,749	35,128	30,804
Total assets	42,530	40,963	39,435	37,838	33,534
Non-interest-bearing demand deposits	15,309	15,119	14,585	13,785	10,737
Interest-bearing deposits	20,097	19,010	18,289	17,528	16,654
Total deposits	35,406	34,129	32,875	31,313	27,391
Shareholders' equity	4,295	4,175	4,065	3,899	4,009

Period-End Balance:
Loans	$17,890	$17,481	$18,224	$17,972	$15,338
Earning assets	41,380	39,648	37,482	36,613	31,440
Goodwill and intangible assets	656	657	657	657	657
Total assets	44,047	42,391	40,101	39,378	34,147
Total deposits	36,925	35,016	33,500	32,679	28,141
Shareholders' equity	4,268	4,293	4,085	4,009	3,827
Adjusted shareholders' equity (1)	3,880	3,780	3,580	3,521	3,463

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$261,258	$263,177	$263,475	$250,061	$263,881
As a percentage of period-end loans	1.46%	1.51%	1.45%	1.39%	1.72%

Net charge-offs:	$1,919	$13,565	$10,176	$41,048	$38,646
Annualized as a percentage of average loans	0.04%	0.30%	0.22%	0.94%	1.04%

Non-accrual loans:	$50,976	$61,449	$91,578	$79,461	$66,727
As a percentage of total loans	0.28%	0.35%	0.50%	0.44%	0.44%
As a percentage of total assets	0.12	0.14	0.23	0.20	0.20

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.45%	12.86%	12.71%	12.48%	12.02%
Tier 1 Risk-Based Capital Ratio	14.07	13.47	12.71	12.48	12.02
Total Risk-Based Capital Ratio	16.07	15.44	14.69	14.43	13.97
Leverage Ratio	7.97	8.07	7.85	8.01	8.84
Equity to Assets Ratio (period-end)	9.69	10.13	10.19	10.18	11.21
Equity to Assets Ratio (average)	10.10	10.19	10.31	10.30	11.95

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

TAXABLE-EQUIVALENT YIELD/COST (UNAUDITED)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

TAXABLE-EQUIVALENT YIELD/COST (1)
Earning Assets:
Interest-bearing deposits	0.10%	0.10%	0.10%	0.10%	1.24%
Federal funds sold	0.24	0.31	0.18	0.18	1.17
Resell agreements	0.15	0.24	0.27	0.59	1.63
Securities	3.41	3.41	3.44	3.53	3.46
Loans, net of unearned discounts	3.87	3.74	3.73	3.95	4.65
Total earning assets	2.78	2.89	3.04	3.24	3.84

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.01	0.02	0.02	0.02	0.02
Money market deposit accounts	0.07	0.07	0.09	0.09	0.50
Time accounts	0.53	0.82	1.11	1.40	1.67
Public funds	0.02	0.02	0.02	0.09	0.85
Total interest-bearing deposits	0.07	0.09	0.12	0.14	0.39

Total deposits	0.04	0.05	0.07	0.08	0.24

Federal funds purchased	0.08	0.08	0.08	0.07	1.15
Repurchase agreements	0.09	0.11	0.12	0.15	0.95
Junior subordinated deferrable interest debentures	1.89	1.96	2.05	2.90	3.54
Subordinated notes payable and other notes	4.70	4.70	4.70	4.71	4.71
Federal Home Loan Bank advances	—	—	—	0.29	—
Total interest-bearing liabilities	0.10	0.13	0.15	0.19	0.47

Net interest spread	2.68	2.76	2.89	3.05	3.37
Net interest income to total average earning assets	2.72	2.82	2.95	3.13	3.56

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.

AVERAGE BALANCES (UNAUDITED)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$9,865	$7,718	$5,888	$4,986	$2,586
Federal funds sold	5	2	11	72	231
Resell agreements	3	15	20	20	29
Securities	12,247	12,852	12,680	12,501	12,963
Loans, net of unearned discount	17,684	17,945	18,149	17,550	14,995
Total earning assets	$39,804	$38,262	$36,749	$35,128	$30,804

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$9,094	$8,397	$8,077	$7,615	$7,030
Money market deposit accounts	9,192	8,884	8,555	8,230	7,874
Time accounts	1,133	1,133	1,120	1,118	1,109
Public funds	678	596	537	565	640
Total interest-bearing deposits	20,097	19,010	18,289	17,528	16,654

Total deposits	35,406	34,129	32,875	31,313	27,391

Federal funds purchased	41	38	34	33	27
Repurchase agreements	1,840	1,705	1,544	1,262	1,232
Junior subordinated deferrable interest debentures	136	136	136	136	136
Subordinated notes payable and other notes	99	99	99	99	99
Federal Home Loan Bank advances	—	—	—	440	—
Total interest-bearing funds	$22,213	$20,988	$20,103	$19,498	$18,149